Exhibit 3.2

CERTIFICATE OF ELIMINATION

OF THE

SERIES A PREFERRED STOCK

OF

MEDIFAST, INC.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware

MEDIFAST, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.                  Pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, by resolution duly adopted, authorized the issuance of four hundred fifty thousand (450,000) shares of preferred stock designated as “Series A Preferred Stock” (the “Series A Preferred Stock”) and established the voting powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations or restrictions thereof, and on August 8, 1996, the Corporation filed a Certificate of Designation with respect to such Series A Preferred Stock with the Secretary of State of the State of Delaware (the “Certificate of Designation”).

2.                  None of the authorized shares of Series A Preferred Stock is outstanding and none will be issued subject to the Certificate of Designation.

3.                  The Board of Directors of the Corporation has adopted the following resolutions on February 17, 2015:

WHEREAS, by resolution of the Board of Directors of the Corporation and by a Certificate of Designation (the “Certificate of Designation”) filed in the office of the Secretary of State of the State of Delaware on August 8, 1996, the Corporation authorized the issuance of four hundred fifty thousand (450,000) shares of preferred stock designated as “Series A Preferred Stock” (the “Series A Preferred Stock”) and established the voting powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations or restrictions thereof;

WHEREAS, as of the date hereof none of the authorized shares of Series A Preferred Stock is outstanding and none will be issued subject to the Certificate of Designation; and

WHEREAS, it is desirable that all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock be eliminated from the Certificate of Incorporation of the Corporation, as amended.

NOW, THEREFORE, BE IT RESOLVED, that all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock be eliminated from the Certificate of Incorporation of the Corporation, as amended;

FURTHER RESOLVED, that the officers of the Corporation be, and hereby are, authorized and directed to file a Certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions; and

FURTHER RESOLVED, that any of the officers of the Corporation be, and each of them hereby is, authorized, in the name, and on behalf, of the Corporation, to execute and deliver or cause to be executed and delivered any and all other agreements, amendments, certificates, reports, applications, notices, letters or other documents and to do or cause to be done any and all such other acts and things as, in the opinion of any such officer, may be necessary, appropriate or desirable in order to enable the Corporation to fully and promptly carry out the purposes and intent of the foregoing resolutions, and any such action taken or any agreement, amendment, certificate, report, application, notice, letter or other document executed and delivered by them or any of them in connection with any such action will be conclusive evidence of such authority to take, execute and deliver the same.

4.                  All matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation of the Corporation, as amended.

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IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer this 26 day of February, 2015.

MEDIFAST, INC.

By:	/s/ Michael C. MacDonald
Name: Michael C. MacDonald
Title: Executive Chairman & CEO